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                                                                    Exhibit 5.01

                                 April 25, 1994


Kellogg Company
One Kellogg Square
Battle Creek, Michigan  49016-3599

                   RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

This refers to the Registration Statement on Form S-8 (the "Registration Statement") being filed on or about the date hereof by Kellogg Company (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") relative to 6,000,000 shares of Kellogg Company Common Stock, $.25 par value per share (the "Shares"), to be issued under the 1993 Kellogg Employee Stock Ownership Plan (the "Plan").

I am Senior Vice President, General Counsel and Secretary of the Company. I, or counsel under my general supervision, have participated in the preparation of the Registration Statement and the proceedings to date with respect to the establishment and administration of the Plan. In rendering the opinion hereinafter set forth, I, or counsel under my general supervision, have examined the minutes of the proceedings of the stockholders and the Board of Directors of the Company, the Plan and such other agreements, documents, instruments, records and regulatory approvals as I deemed necessary or appropriate under the circumstances for me to express the opinion hereinafter set forth. As to various factual matters that are material to my opinion, I have relied upon certificates of officers of the Company and certificates and orders of various public officials where relevant.

In making the foregoing examinations, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as copies, the authority of the person or persons who executed each of such documents on behalf of any person or entity other than the Company, the correctness and accuracy of all certificates of officers of the Company and the correctness and accuracy of all certificates and orders of various public officials.

Based upon and subject to the assumptions qualifications, limitations and exceptions set forth herein, I am of the opinion that the Shares, when issued in accordance with the Plan against payment in full of the purchase price therefor, will be validly issued, fully paid and nonassessable.

My conclusions are limited to the matters expressly set forth as my "opinion" in the immediately preceding paragraph, and no opinion is implied or to be inferred beyond the matters expressly so stated. Such opinion is given as of the date hereof, and I expressly decline any undertaking to revise or update such opinion subsequent to the date hereof or to advise the Commission of any matter arising subsequent to the date hereof which would cause me to modify, in whole or in part, such opinion.
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Kellogg Company
April 25, 1994
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I am admitted to the bars of the states of New York and Michigan and I express no opinion as to the laws of any jurisdiction other than the laws of the states of New York and Michigan, the general corporate laws of the state of Delaware and the laws of the United States.

I hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement and to all references to myself included in the prospectus relating to the Plan or otherwise made a part of the Registration Statement, or in any amendments or supplements thereto. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                               Very truly yours,


                              /s/ RICHARD M. CLARK

                              Richard M. Clark

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